EXHIBIT 10.2

AMENDMENT No. 2 to

EMPLOYMENT AGREEMENT

THIS AMENDMENT No. 2 to EMPLOYMENT AGREEMENT (this “Amendment No. 2”) is made as of August 30, 2007 (the “Effective Date”), by and between Century Aluminum Company, a Delaware corporation (the “Company”), and Michael A. Bless (the “Executive”).

RECITALS

A.  The Company and the Executive are parties to an Employment Agreement, made as of January 23, 2006 and amended as of March 19, 2007 (collectively, the “Employment Agreement”).

B.  The Company and the Executive desire to amend certain provisions of the Employment Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.	Amendment with regard to Initial Term. Section 1.1, B of the Employment Agreement is deleted in its entirety and replaced as follows, effective on the Effective Date:

“B.                 Initial Term.  Executive's employment hereunder shall commence as of
January 23, 2006, and shall end December 31, 2009 (the “Initial Term”); provided, however, that unless earlier terminated in accordance with the terms of this Agreement, and subject, however, to termination as provided in Section 1.1.C, commencing on January 1, 2008, and on each January 1 thereafter, the Initial Term of this Agreement shall automatically be extended for one year (each then-extended year of this Agreement being an “Extended Term”).  The Initial Term as may be extended by each Extended Term is hereinafter referred to as the “term of this Agreement.”  For the second and each subsequent year during the term of this Agreement, Executive shall be employed at a salary not less than Executive’s salary in the immediately preceding year, and on other terms and conditions at least as favorable to Executive as those applicable to Executive during the immediately preceding year, or as may otherwise be agreed to by the Company and Executive in writing.”

2.	Amended Provision with regard to Base Salary. Section 2.1 of the Employment Agreement is hereby deleted in its entirety and replaced as follows, effective on the Effective Date:

“2.1                      Base Salary.

(a)           (i)           Effective as of January 23, 2006, Executive shall be paid an initial salary at the monthly rate of $31,250, which shall be paid in accordance with the Company's normal payroll practice with respect to salaried employees, subject to applicable payroll taxes and deductions (the "Base Salary").  Executive's Base Salary shall be subject to review and possible change in accordance with the usual practices and policies of the Company.  However, Executive's base annual salary shall not be reduced to less than $375,000.

   (ii)           If Executive (a) voluntarily terminates his employment for “Good Reason” as defined in the SPA, or (b) does not continue to be employed by the Company for any reason other than (i) his voluntary resignation without Good Reason, (ii) his termination for disability as determined pursuant to Section 7(b), (iii) his death, or (iv) his termination for cause pursuant to Section 7(c), Executive shall in the circumstances contemplated under Sections 2.1(a)(ii)(a) or (b), above continue to receive an amount equal to his then current Base Salary plus an annual performance bonus equal to the highest annual bonus payment Executive has received in the previous three years (“Highest Annual Bonus”) for the then remaining balance of the term of this Agreement.  In no event shall such payment be less than one year's Base Salary plus Highest Annual Bonus.  The foregoing amounts shall be paid to Executive over the remaining term of this Agreement or one year (whichever is applicable) in accordance with the Company's payroll and bonus payment policies.  Notwithstanding the foregoing, no payments under this Section 2.1(a)(ii) shall be made if the Company makes all payments to Executive required to be made, if any, under the SPA in the event of a Change in Control (as defined in the SPA).

(b)           If Executive resigns voluntarily (without “Good Reason” as defined in the SPA) or ceases to be employed by reason of his death or by the Company (or any affiliate) for cause as described in Section 7(c) of this Agreement, all benefits described in Sections 2 and 4 hereof shall terminate (except to the extent previously earned or vested).

        (c)           If Executive's employment shall have been terminated as a result of Executive’s disability pursuant to Section 7(b), the Company shall pay in equal monthly installments for the then remaining balance of the term of this Agreement or one year, whichever is greater, to Executive (or his beneficiaries or personal representatives, as the case may be) disability benefits at a rate per annum equal to one hundred percent (100%) of his then current Base Salary, plus amounts equal to the Highest Annual Bonus, less payments and benefits, if any, received under any disability plan or insurance provided by the Company and less any "sick leave" payments received from the Company for the applicable period.”

3.	Amended Provision with regard to Change in Control. Section 3.2 of the Employment Agreement is hereby deleted in its entirety and replaced as follows, effective on the Effective Date.

“3.2                      Effect of Termination of Employment or Change in Control.

(a)           If Executive shall resign voluntarily (other than for “Good Reason” as defined in the SPA) or cease to be employed by the Company (or an affiliate) for cause as described in Section 7(c) of this Agreement, except as provided in the SPA all benefits described in Section 3 hereof shall terminate (except to the extent previously earned or vested and, if Executive retires, those which may become vested upon retirement pursuant to the terms of the Guidelines).

(b)           If Executive (i) voluntarily terminates his employment for “Good Reason” as defined in the SPA, or (ii) dies or becomes disabled, or (iii) does not continue to be employed by the Company for any reason other than (a) his voluntary resignation without Good Reason, or (b) his death or disability as determined pursuant to Section 7(b) of this Agreement, or (c) his termination for cause pursuant to Section 7(c), all options which have not vested as of the date of such voluntary termination, or death or disability, or such non-continuation of employment, as the case may be, will accelerate and vest immediately as of such date, and, in the event of Executive's death, all option rights will transfer to Executive's representative.  If Executive’s employment terminates by reason of death or disability, Executive or Executive’s representative may exercise all unexercised options within three years after such death or disability or the expiration date of the option, whichever is sooner.

(c)           If Executive (i) voluntarily terminates his employment for “Good Reason” as defined in the SPA, or (ii) dies or becomes disabled, or (iii) does not continue to be employed by the Company for any reason other than (a) his voluntary resignation without Good Reason, or (b) his death or disability as determined pursuant to Section 7(b) of this Agreement, or (c) his termination for cause pursuant to Section 7(c), or (iv) retires, all performance shares awarded to such Executive pursuant to the Guidelines shall immediately vest, but be valued and awarded at the times and in the manner awarded to other plan participants pursuant to the terms of such Guidelines.

(d)           If there is a Change in Control, then all options and performance shares that have not vested will accelerate and vest immediately.  Performance shares awarded to Executive pursuant to the Guidelines shall be valued at 100 percent as though the Company had achieved its target for each relevant plan period.  The Executive shall be entitled to receive one share of the Company’s common stock upon the vesting of each Performance Share.  Upon a Change in Control, the Executive shall have the right to require the Company to purchase, for cash, and at fair market value, any shares of stock purchased upon exercise of any option or received upon the vesting of any Performance Share.  (Terms used in this Section, unless defined in this Employment Agreement, are as defined in the SPA.)”

4.	Incorporation of Amendment Agreement and SPA. Except as explicitly set forth in this Amendment No. 2 the parties do not intend to modify the terms and conditions of the Employment Agreement or the SPA, those terms and conditions shall remain in full force and effect, and they shall be incorporated into this Amendment No. 2 by this reference.

5.	Miscellaneous.

a.           This Amendment No. 2 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

b.           Wherever possible, each provision of this Amendment No. 2 shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment No. 2 shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment No. 2.

c.           This Amendment No. 2 shall be interpreted and construed in accordance with the laws of the State of California.  Each of the Company and Executive consents to the jurisdiction of any state or federal court sitting in California, in any action or proceeding arising out of or relating to this Agreement.

IN WITNESS WHEREOF, this Amendment No. 2 has been duly executed as of the Effective Date.

CENTURY ALUMINUM COMPANY

By:       /s/ Logan Kruger
Logan Kruger
President,
Chief Executive Officer

EXECUTIVE

/s/ Michael A. Bless
Michael A. Bless
Executive Vice President
Chief Financial Officer